Supplemental Equity Transfer Agreement

English Translation

This Supplemental Equity Transfer Agreement is entered into as of April 18, 2009 in Tai'an city by and between the following parties:

Transferor: Fan Qingchun (hereinafter the "Transferor")

The Transferee: Shandong Taibang Biological Products Co., Ltd. (hereinafter, the "Transferee")

WHEREAS on October 10, 2009, Transferor entered into an Equity Transfer Agreement (The "Equity Transfer Agreement") with Transferee, pursuant to the Equity Transfer Agreement, the Transferor agrees to sell to Transferee 35% equity interest in Xi'an Huitian Blood Products Co., Ltd. ("Huitian"). To date, Transferor still could not calculate an accurate amount of capital gains associated with the equity interest transfer. As well, Transferor could not determine the precise amount of income tax in collection with above mentioned capital gains and could not determine whether Transferee is responsible for withholding the amount of capital gain tax from the remaining payment on behalf of Transferor.

NOW THEREFORE both parties to this agreement, through amicable consultation based on the principle of mutual cooperation and benefit, hereby agrees as the follows:

  Section 2-2-3 of the Equity Transfer Agreement reads, "There shall be interests accrued upon the Transferee's unpaid transfer price, calculated at annual rate of 8% from October 1, 2008. The balance of the transfer price shall be fully paid within 5 business days following the 6 months anniversary of October 1, 2008." The section is now amended as below, "The shall be interest accrued based upon the Transferee's unpaid transfer price, calculated at annual rate of 8% and 5.5% for two periods covering from October 1, 2008 to March 31, 2009, and April 1 2009 to June 30, 2009, respectively. The balance of the transfer price shall be fully paid within business 5 days following June 30, 2009."

  Before July 7, 2009, Transferor is responsible for finalizing the calculation on above referenced capital gain and determining whether Transferee has withholding responsibility on capital gain tax through consultation with Local Tax Bureau. Moreover, Transferor shall provide any written evidence issued by Tax Bureau on withholding liability of Transferee if there is any. Should Transferee is responsible for withholding the capital gain tax on behalf of Transferor, Transferee will deduct the withholding tax and submit the entire amount to regional Tax bureau office where Transferee locates at, then submit the balance amount after deduction of withholding tax to any designated account instructed by Transferor.

  Except above amendment, the rest section thereof Equity Transfer Agreement remains unchanged.

  This Agreement is made in two copies with one copy for each party.